Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and effective the 21st day of September 2006 (“Settlement Date”), by and among the Parties:

Micrel, Incorporated, with offices at 2180 Fortune Drive, San Jose, California 95131 (“Micrel”),

Monolithic Power Systems, Inc., with offices at 983 University Avenue, Building A, Los Gatos, California 95032 (“MPS”),

Michael R. Hsing (“Hsing”), and

James C. Moyer (“Moyer”) (Micrel, MPS, Hsing and Moyer are collectively referred to as the “Parties”, and each separately as a “Party”, and MPS, Hsing, and Moyer are collectively referred to as “Defendants”).

WHEREAS, Micrel is the assignee and owner of all rights, title and interest in and to United States Patent Nos. 5,517,046 (the “‘046 Patent”) and 5,556,796 (the “‘796 Patent”) (collectively the “Patents-in-Suit”);

WHEREAS, the Parties have been parties to a patent infringement lawsuit filed in the United States District Court, Northern District of California, San Francisco Division, styled Micrel, Incorporated v. Monolithic Power Systems, Inc., et. al. Case No. 04-4770 JSW (JCS) (the “Litigation”);

WHEREAS, the Litigation also includes allegations against Defendants for misappropriation of trade secrets, common law misappropriation, breach of confidentiality agreement, and statutory unfair competition involving confidential/proprietary Micrel information (collectively referred to as the “Trade Secret Claims”);

WHEREAS, Defendants have filed an answer alleging that the Patents-in-Suit are invalid and/or not infringed, and denying Micrel’s Trade Secret Claims;

WHEREAS, Defendants have maintained that MPS does not utilize the Patents-in-Suit in any product manufactured by or for MPS;

WHEREAS, on December 9, 2005, Micrel’s misappropriation of trade secrets and common law misappropriation claims were dismissed by the Court without leave to amend; and

WHEREAS, the Parties desire to avoid the time and expense of litigation, to compromise the disputed claims, and to fully and finally resolve and settle the Litigation through the exchange of mutual releases, and other valuable and adequate considerations as set forth in this Agreement;

NOW, THEREFORE, in consideration of mutual promises and obligations recited herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 An “Affiliate” of a Party means any other Person that directly or indirectly controls, is controlled by, or is under common control with such Party, but provided, however, that any Person shall be deemed to be an Affiliate for the purposes of this Agreement only for so long as such control exists. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 50% or more of the Voting Stock of a Person will be deemed to be control.

1.2 “Claims” shall mean any and all claims, counterclaims, demands, actions and causes of action, and any related damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs), of any kind or nature, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected.

1.3 “Confidential/Proprietary Information” shall mean any and all information that Micrel considers to be confidential and/or proprietary to Micrel existing as of the Settlement Date, including but not limited to the confidential and/or proprietary information that is the subject of the Litigation.

1.4 “Micrel Patents” shall mean the Patents-in-Suit as well as their related provisionals, continuations, continuations-in-part, divisionals, or reissues or re-examinations thereof, and all foreign patents and foreign patent applications counterpart thereto.

1.5 “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability, association, unincorporated organization or other legal or governmental entity.

1.6 “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE 2

SETTLEMENT AND RELEASE

2.1 The Parties agree to dismiss with prejudice the Litigation.

2.1.1 Each Party shall pay its own attorney fees, expenses, expert fees, and costs incurred as a result of the Litigation and settlement thereof.

2.1.2 No later than three (3) business days after the Settlement Date, the Parties shall execute and file a stipulation and order in the form set forth in Exhibit A dismissing with prejudice all Claims, affirmative defenses, and any counterclaims in the Litigation.

2.1.3 The Parties shall proceed promptly with any and all additional procedures needed or necessary to dismiss with prejudice the Litigation.

2.1.4 Micrel represents and warrants that it has the right, power and authority to cause its counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice, grant all of the releases and licenses to Defendants as set forth herein and otherwise comply with all Micrel’s obligations under this Agreement.

2.1.5 MPS represents and warrants that it has the right, power and authority to cause its counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice and otherwise comply with all its obligations under this Agreement.

2.1.6 Hsing represents and warrants that he has the right, power and authority to cause his counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice and otherwise comply with all his obligations under this Agreement.

2.1.7 Moyer represents and warrants that he has the right, power and authority to cause his counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice and otherwise comply with all his obligations under this Agreement.

2.2 Micrel releases Defendants and MPS’s Affiliates from any and all Claims (and liability) for any alleged past infringement of the Micrel Patents. Micrel releases any and all Claims (and liability) for past infringement of the Micrel Patents against Defendants and MPS’s Affiliates or any of their respective direct or indirect customers, end users, agents, employees, officers, directors, licensees, suppliers or distributors for use, manufacture, having manufactured, importation, offer for sale, sale or other distribution of any products, processes, or services that were sold, used, licensed, or otherwise transferred prior to the Settlement Date of this Agreement by, to, for, or on behalf of Defendants, its or their customers, end users, agents, employees, officers, directors, licensees, suppliers or distributors.

2.3 Micrel releases Defendants and MPS’s Affiliates from any and all Claims (and liability) for any alleged Trade Secret Claims or similar Claims based on any Confidential/Proprietary Information. Micrel will not assert and releases any Claims for alleged Trade Secret Claims or similar Claims based on any Confidential/Proprietary Information against Defendants and MPS’s Affiliates or any of their respective direct or indirect customers, end users, agents, employees, officers, directors, licensees, suppliers or distributors for use, manufacture, having manufactured, importation, offer for sale, sale or other distribution of any products, processes, or services that were sold, used, licensed, or otherwise transferred prior to the Settlement Date of this Agreement by, to, for, or on behalf of Defendants, its or their customers, end users, agents, employees, officers, directors, licensees, suppliers or distributors. Micrel will not assert and releases any Claim that it owns, in whole or in part, or has obtained any rights as of the Settlement Date to any patents or patent applications assigned to MPS.

2.4 Micrel and Defendants irrevocably and perpetually release and waive worldwide any and all Claims pled in the Litigation and any and all Claims that are compulsory thereto against each other or their respective directors, officers, employees or agents. Each party expressly waives any rights or benefits available to it in any capacity under the provisions of Section 1542 of the California Civil Code and of any similar statute, law, regulation, principle of judicial interpretation or other rule (of California or any other jurisdiction) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

ARTICLE 3

NON-EXCLUSIVE LICENSE AND COVENANT NOT TO SUE

3.1 Micrel hereby grants MPS and MPS’s Affiliates a non-exclusive, world-wide, perpetual, irrevocable, non-restricted, fully paid license under the Micrel Patents to make, have made, use, import, distribute, license, sell, and offer to sell any and all products, processes, and services and to otherwise practice the inventions claimed in the Micrel Patents in any and every manner.

3.2 Micrel covenants not to sue MPS’s and MPS’s Affiliates’ direct or indirect customers, end users, agents, contractors, employees, officers, directors, licensees, suppliers or distributors anywhere in the world for infringement of the Micrel Patents where the alleged infringement is based on the customers’, end users’, agents’, contractors’, employees’, officers’, directors’, licensees’, suppliers’ or distributors’ making, using, licensing, selling, offering for sale, importing or exporting products, processes, or services obtained from or provided by MPS or MPS’s Affiliates.

ARTICLE 4

NON-SOLICITATION OF EMPLOYEES

4.1 Defendants agree that they will not directly or indirectly solicit for hire any employee of Micrel or any of its subsidiaries for a period of one year subsequent to the execution of this Agreement; provided, however, that the foregoing provision will not prevent Defendants from hiring any employee of Micrel who contacts MPS at his or her own initiative without any direct or indirect solicitation by Defendants. A general solicitation for employment not targeted at a specific employee is not considered to be a direct or indirect solicit for hire. If Micrel becomes aware of a solicitation that it believes is improper under this section, Micrel will notify MPS and MPS shall have 30 days to cure any improper solicitation.

ARTICLE 5

CONSIDERATION

5.1 In consideration of the settlement of the Litigation under this Agreement, MPS will make a payment to Micrel in the amount of three million dollars (US$ 3,000,000.00) according to the following payment schedule:

Payment Date	Payment Amount
Seven (7) business days after Settlement Date	$1,000,000.00

January 26, 2007	$1,000,000.00

January 25, 2008	$1,000,000.00

5.2 The payments set forth under Article 5.1 shall be the sole and exclusive payment obligations of Defendants in connection with this Agreement and shall be Micrel’s sole remuneration hereunder. The payments shall be made by wire transfer to the following account:

Bank of the West

180 Montgomery Street

San Francisco, CA 94104

Account No.: 184004885

Swift Code: BWSTUS66

ABA Routing No. 121100782

ARTICLE 6

CONFIDENTIALITY

6.1 The Parties shall keep the terms and conditions of this Agreement confidential, except:

(a) MPS and Micrel may issue a joint press release, the content of which is set forth in Exhibit B attached hereto.

(b) with the prior written consent of the other party;

(c) to any governmental body having jurisdiction and specifically requiring such disclosure;

(d) in response to a valid subpoena or as otherwise may be required by law;

(e) for purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, and any other reports filed with the Securities and Exchange Commission; or

(f) to a party’s accountants or legal counsel, subject to guarantees of confidentiality and/or privilege;

provided, however, that prior to any such disclosure pursuant to paragraphs (c), (d), or (e) hereof, the party seeking disclosure shall take all reasonable actions in an effort to minimize the nature and extent of such disclosure.

ARTICLE 7

VENUE AND GOVERNING LAW

7.1 This Agreement is to be construed in accordance with and governed by the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of California to the rights and obligations of the Parties. The Parties agree that any action arising out of or otherwise relating to this Agreement, including, without limitation, any action relating to the breach, interpretation or enforceability of this Agreement, shall be brought in the United States District Court for the Northern District of California or, if such court lacks jurisdiction, the courts of the State of California for the County of Santa Clara. Each party hereby consents to the personal jurisdiction of, and waives any objection to venue in, such court.

ARTICLE 8

RETURN OF DOCUMENTS

8.1 Not later than sixty (60) days after the Settlement Date, all copies of documents containing confidential or proprietary information of a Party produced in the Litigation by such Party to the other Party or otherwise obtained in the course of the litigation shall be destroyed or returned to counsel for the producing Party, with the exception of an archival copy of pleadings, correspondence, work product, interrogatory responses, depositions, deposition exhibits, court exhibits and other documents which may be retained by outside counsel for each Party, subject, however, to compliance with any protective orders. Each Party and its outside counsel shall certify compliance with the obligations of this Article 8.1.

ARTICLE 9

MISCELLANEOUS

9.1 MPS and Micrel each represents and warrants to the other that it is duly existing; that it has the full power and authority to enter into this Settlement Agreement; that it has not previously assigned to any person any Claim or prospective Claim against the other Parties; that this Agreement does not and will not interfere with any other agreement to which it or any of its Affiliates is a party and that it and its Affiliates will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement.

9.2 As of the Settlement Date, Micrel represents and warrants that (i) it owns the Micrel Patents and the Confidential/Proprietary Information free of any security interests, liens, or encumbrances; (ii) has the full right, power, and authority to grant releases and licenses with respect to such Micrel Patents and Confidential/Proprietary Information in the full scopes set forth herein; (iii) no payment of consideration to any third party is required for the releases and license granted with respect to the Micrel Patents and Confidential/Proprietary Information; (iv) Micrel has no parent or subsidiary who owns or controls any Micrel Patents or Confidential/Proprietary Information; and (v) Micrel has not entered into any agreement or arrangement under which it assigns or otherwise transfers the Micrel Patents or Confidential/Proprietary Information into a holding company or other person for enforcement of such Micrel Patents or Confidential/Proprietary Information.

9.3 Micrel shall not assign, grant, sell or otherwise transfer any right under the Micrel Patents or Confidential/Proprietary Information which are subject to Defendants’ rights pursuant to this Agreement unless such assignment, grant, sale or other transfer is made subject to the terms and conditions of this Agreement. Except as provided in the licenses and covenants granted in this Agreement, MPS shall not assign, grant, sell or otherwise transfer any right under the Micrel Patents which are subject to MPS’ rights pursuant to this Agreement except with written consent from Micrel, which shall not be unreasonably withheld.

9.4 If one or more of the provisions of this Agreement is ruled wholly or partly invalid or unenforceable by the court, arbitrator or other government body of competent jurisdiction, then the validity and enforceability of all of the other provisions of this Agreement will be unaffected; and the provisions held wholly or partly invalid or unenforceable will be deemed amended, and the court, arbitrator or other government body shall reform the offending provision or provisions to the minimum extent necessary to render such provision or provisions valid and enforceable and, as so reformed, this Agreement shall be fully enforced.

9.5 Micrel and Defendants each represent that it has had the opportunity to be represented by counsel of its own choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and instruction of Micrel and Defendants, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Micrel or Defendants.

9.6 Each Party agrees that neither this Settlement Agreement nor any act under it constitutes or shall be construed to constitute an admission of liability or fault of any kind by the other Party, which liability or fault of the other Party expressly denies. Furthermore, each Party maintains the positions it asserted in the Litigation. Each Party agrees that it will not seek to admit into evidence or otherwise use this Agreement in any way, except specifically to enforce the terms and conditions of this Agreement.

9.7 This Agreement may be signed in counterparts and shall be effective only when signed by Micrel and Defendants.

9.8 Any notice, request, or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than a business day during normal business hours where such notice is to be received), or (b) on the second business day following the date of mailing by express courier service, full prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To Micrel:	Micrel, Incorporated 1849 Fortune Drive San Jose, California 95131 Attn: Vince Tortolano, General Counsel	with a mandatory copy to: O’Melveny & Myers LLP 275 Battery Street San Francisco, California 94111 Attention: Mark E. Miller, Esq.

To Defendants:	Monolithic Power Systems, Inc. 983 University Avenue Building A Los Gatos, California 95032 ATTN: CEO Fax: (408) 357-6601 Attn: Saria Tseng	with a mandatory copy to: Cooley Godward LLP 3000 El Camino Real Five Palo Alto Square Palo Alto, CA 94306 Attention: Thomas J. Friel, Jr.

Either party may change its address by the notice given to the other party in the manner set forth.

9.9 The Parties agree that except as expressly recited herein, no other rights, licenses, permissions, or the like (express or implied) are granted herein.

9.10 MPS’s and MPS’s Affiliates’ direct and indirect customers, end users, agents, contractors, employees, officers, directors, licensees, suppliers or distributors are intended third party beneficiaries of the releases, licenses, and covenants granted (explicitly or by operation of law) to such third parties in Sections 2.2, 2.3, 3.1, and 3.2 of this Agreement for purposes of defending any Claim against such third parties relating to the releases, licenses, and covenants granted in Sections 2.2, 2.3, 3.1, and 3.2 of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Settlement Date.

Date: September 21, 2006	Micrel, Incorporated

	By:	/s/ Raymond Zinn
	Title:	Chief Executive Officer

Date: September 21, 2006	Monolithic Power Systems, Inc.

	By:	/s/ Michael Hsing
	Title:	President and Chief Executive Officer

Date: September 21, 2006	Michael R. Hsing

	By:	/s/ Michael R. Hsing

Date: September 21, 2006	James C. Moyer

	By:	/s/ James C. Moyer

EXHIBIT “A”

Stipulation and [Proposed]

Order of Dismissal

STIPULATION OF DISMISSAL PURSUANT TO F.R.C.P. 41(a)(1)(ii)

Pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, Plaintiff Micrel, Incorporated and Defendants Monolithic Power Systems, Inc., Michael R. Hsing, and James C. Moyer, through the signature of their counsel, stipulate herein to dismiss this action with prejudice, including all claims, counterclaims, and affirmative defenses. Each party agrees to bear responsibility for the attorney’s fees and costs that it has accrued in relation to the claims in this action.

EXHIBIT “B”

Joint Press Release

FOR IMMEDIATE RELEASE

Micrel Incorporated and Monolithic Power Systems, Inc. Settle Patent

and Trade Secret Litigation

San Jose, Calif., and Los Gatos, CA, September 21, 2006 — Micrel Inc., (Nasdaq:MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, and Monolithic Power Systems, Inc. (“MPS”) (Nasdaq: MPWR), an industry leader in analog Power Management, announced today that they have reached a settlement of the patent infringement and trade secret misappropriation lawsuit brought by Micrel in the United States District Court for the Northern District of California. The patents and alleged trade secrets were related to semiconductor manufacturing processes and semiconductor design elements.

In the settlement, Micrel licensed U.S. Patent Nos. 5,517,046 and 5,556,796 to MPS. The companies agreed to dismiss all claims and counterclaims in the litigation with prejudice. Micrel also agreed to release MPS and its chief executive officer Michael Hsing and its chief design engineer Jim Moyer from all claims for any alleged trade secret claims based on any confidential information. In connection with the settlement, MPS agreed to pay $3,000,000 to Micrel.

About Micrel, Inc.

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in Los Gatos, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd. Web: http://www.monolithicpower.com.

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Micrel, and the Micrel logo are among the registered trademarks of Micrel, Inc. in the U.S. and certain other countries.

Monolithic Power Systems, MPS and the MPS logo are among the registered trademarks of Monolithic Power Systems, Inc. in the U.S. and certain other countries.